Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Solid First Quarter 2021 Financial Results

Columbia, MD. May 6, 2021. Global workforce transformation solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended March 31, 2021.
Highlights
•Gross profit of $21.4 million, or 18.7% on revenue of $114.6 million, for the first quarter of 2021 compared to $17.6 million, or 13.7% on revenue of $128.3 million, for the first quarter of 2020
•Net income of $1.7 million for the first quarter of 2021 compared to a net loss of $1.3 million for the first quarter of 2020
•Earnings per share of $0.09 for the first quarter of 2021 compared to a net loss per share of $(0.08) for the first quarter of 2020
•Adjusted earnings per share of $0.24 for the first quarter of 2021 compared to an adjusted loss per share $(0.03) for the first quarter of 2020
•We had no long term-debt as of March 31, 2021 compared to $12.7 million as of December 31, 2020

“The first quarter reflects the benefits of our solid execution, through what was a challenging time for many parts of the economy, and we begin 2021 from a position of strength with the ability to capitalize on the opportunities ahead,” stated Adam Stedham, Chief Executive Officer and President of GP Strategies. “Our gross margin percentage, for the first quarter of 2021, is the strongest for the company in the last ten years for a first quarter. We believe that the learning industry has macroeconomic tailwinds that will propel our growth. We end the first quarter with improving market conditions, a focused strategy, no debt, significant availability under our credit facility and a higher margin profile.”

Revenue

Our revenue decreased $13.7 million or 10.7% during the first quarter of 2021 compared to the first quarter of 2020. The net decrease is due to a $12.6 million decrease in our North America segment, a $1.9 million decrease in our EMEA segment partially offset by a $0.8 million increase in our Emerging Markets segment. Excluding the effects of COVID-19, divestitures, and foreign currency exchange rate changes, our revenue decreased $6.7 million for the first quarter of 2021 compared to the first quarter of 2020 primarily due to the timing of the shipment of publications from the first quarter of 2021 to the second quarter of 2021. We estimate that the impact of COVID-19 resulted in at least a $7.0 million decrease in our revenue in the first quarter of 2021 compared to the first quarter of 2020 primarily due to the postponement of certain training events and other delays in client projects. In addition, our revenue decreased $2.8 million during the first quarter of 2021 due to a divested revenue stream resulting from the sale of our IC Axon Division on October 1, 2020. Offsetting these decreases, the foreign currency exchange rate changes resulted in a $2.8 million increase in U.S. dollar reported revenue during the first quarter of 2021.

Operating income (loss)

Operating income (loss) increased $3.6 million to operating income of $3.2 million for the first quarter of 2021 compared to an operating loss of $0.4 million for the first quarter of 2020. The net increase is primarily due to a $3.8 million increase in gross profit to $21.4 million, or 18.7% of revenue from $17.6 million, or 13.7% of revenue primarily due to operating restructuring initiatives implemented in fiscal year 2020 that resulted in reduced costs and improved efficiencies. In addition, general and administrative expenses decreased $2.4 million. These favorable changes were partially offset by a $1.1 million gain on the sale of our Alternative Fuels Division in the first quarter of 2020, a $0.7 million restructuring charge incurring in the first quarter of 2021, a $0.6 million increase in sales and marketing expenses and a $0.3 million loss on change in fair value of contingent consideration in the first quarter of 2021.

Net income (loss)

Net income was $1.7 million, or $0.09 per share, for the first quarter of 2021 compared to a net loss of $1.3 million, or $(0.08) per share, for the first quarter of 2020. After accounting for special items, which are set forth in the Non-GAAP Reconciliation - Adjusted EPS below, Adjusted EPS was $0.24 and $(0.03) for the first quarter of 2021 and 2020, respectively.

Investor Call
The Company has scheduled an investor conference call and webcast for 12:00 p.m. Eastern Time on Thursday, May 6, 2021. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team. The conference call may be accessed via webcast at: https://services.choruscall.com/links/gpx210506.html or by calling +1 (833) 535-2204 within the US, or + 1 (412) 902-6747 internationally, and requesting the “GP Strategies Call.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at https://dpregister.com/sreg/10155409/e74d321a8f.
The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10155409.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share

(Adjusted EPS), and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable U.S. GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global workforce transformation solutions provider of training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, automotive, financial services, technology, and other commercial and government customers.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including statements about the anticipated effects of the COVID-19 pandemic and related events on our business and results of operations. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project, including the impact of the COVID-19 pandemic and related events that are beyond our control. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,

	2021	2020

Revenue	$114,551	$128,281
Cost of revenue	93,110	110,667
Gross profit	21,441	17,614
General and administrative expenses	14,836	17,284
Sales and marketing expenses	2,468	1,839
Restructuring charges	699	—
Loss on change in fair value of contingent consideration	269	—
Gain on sale of business	—	1,064
Operating income (loss)	3,169	(445)
Interest expense	181	978
Other expense	823	500
Income (loss) before income tax expense (benefit)	2,165	(1,923)
Income tax expense (benefit)	441	(629)
Net income (loss)	$1,724	$(1,294)

Basic weighted average shares outstanding	17,325	17,082
Diluted weighted average shares outstanding	18,153	17,117
Per common share data:
Basic earnings (loss) per share	$0.10	$(0.08)
Diluted earnings (loss) per share	$0.09	$(0.08)

Other data:
Adjusted EBITDA(1)	$9,194	$3,424
Adjusted EPS (1)	$0.24	$(0.03)

(1)The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP equivalent, see the Non-GAAP Reconciliations, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2021	2020
Revenue by segment (2):
North America	$72,329	$84,936
Europe Middle East Africa	29,973	31,898
Emerging Markets	12,249	11,447
Total revenue	$114,551	$128,281

Gross profit by segment (2):
North America	$14,493	$13,058
Europe Middle East Africa	5,050	3,776
Emerging Markets	1,898	780
Total gross profit	$21,441	$17,614

Supplemental Cash Flow Information:
Net cash provided by operating activities	$564	$9,847
Capital expenditures	(455)	(467)
Free cash flow	$109	$9,380

(2) Effective July 1, 2020, we began managing our business under a new organizational structure on a regional basis through our three geographic markets, North America, EMEA (Europe Middle East Africa) and Emerging Markets. Effective January 1, 2021 as a result of change in management, we transferred one of our businesses from our North America segment to our EMEA segment. In addition, we realigned some of our business between our OPS and TPS solutions to more accurately align with their focus industries. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segment reporting and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (3)
(In thousands)
(Unaudited)

	Three months ended
	March 31,

	2021	2020
Net income (loss)	$1,724	$(1,294)
Interest expense	181	978
Income tax expense (benefit)	441	(629)
Depreciation and amortization	1,472	2,177
EBITDA	3,818	1,232
Adjustments:
Non-cash stock compensation expense	1,667	1,256
Restructuring charges	699	—
Severance expense	539	211
Loss on change in fair value of contingent consideration	269	—
Foreign currency transaction losses	1,249	496
Legal acquisition/divestiture and transaction costs	850	1,038
Impairment of operating lease right-of-use asset	103	255
Gain on sale of business	—	(1,064)
Adjusted EBITDA	$9,194	$3,424

(3)Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income, interest expense, income tax expense (benefit), depreciation and amortization, non-cash stock compensation expense, and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, severance expense, loss on change in fair value of contingent consideration, foreign currency transaction losses, legal acquisition/divestiture and transaction costs, impairment of operating lease right-of-use asset, and gain on sale of business. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (4)
(Unaudited)

	Three months ended
	March 31,

	2021	2020
Diluted earnings (loss) per share	$0.09	$(0.08)
Restructuring charges	0.03	—
Severance expense	0.02	0.01
Loss on change in fair value of contingent consideration	0.01	—
Foreign currency transaction losses	0.05	0.02
Legal acquisition/divestiture and transaction costs	0.04	0.04
Impairment of operating lease right-of-use asset	—	0.01
Settlement of contingent consideration in shares	—	0.01
Gain on sale of business	—	(0.04)
Adjusted EPS	$0.24	$(0.03)

(4)Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain on change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our U.S. GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Current assets:
Cash	$10,758	$23,076
Accounts and other receivables	87,230	110,575
Unbilled revenue	40,990	28,100
Prepaid expenses and other current assets	19,504	15,186
Assets held for sale	42,339	42,463
Total current assets	200,821	219,400
Property, plant and equipment, net	4,290	4,650
Operating lease right-of-use assets	19,025	20,862
Goodwill and intangible assets, net	125,314	126,245
Other assets	9,290	10,619
Total assets	$358,740	$381,776

Current liabilities:
Accounts payable and accrued expenses	$75,724	$91,572
Current portion of operating lease liabilities	5,049	5,523
Deferred revenue	19,583	16,509
Liabilities held for sale	7,487	5,868
Total current liabilities	107,843	119,472
Long-term debt	—	12,748
Long-term portion of operating lease liabilities	14,615	16,260
Other liabilities	9,686	9,950
Total liabilities	132,144	158,430
Total stockholders’ equity	226,596	223,346
Total liabilities and stockholders’ equity	$358,740	$381,776

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and GP Strategies with logo design are registered trademarks of GP Strategies Corporation.
.# # # #
C O N T A C T S:

Adam H. Stedham	Michael R. Dugan	Candice Hester
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-801-9707	410-801-9283	443-274-5893